EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Memorandum of Agreement made as of this 21st day of August, 2003.

BETWEEN:

XML-GLOBAL TECHNOLOGIES, INC., a corporation constituted under the laws of the State of Colorado having an address c/o Suite 22, 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7

(hereinafter referred to as "XML")

(the party of the FIRST PART)

- and -

EACH SUBSIDIARY OF XML, listed on Schedule 3.1(h) hereto

(hereinafter referred to individually as a "Subsidiary and collectively as the "Subsidiaries"")

(the parties of the SECOND PART)

(XML and the Subsidiaries being hereinafter referred to collectively as the "Vendor")

- and -

XENOS GROUP INC., a corporation constituted under the laws of the Province of Ontario having an address at Suite 201, 95 Mural Street, Richmond Hill, Ontario L4B 3G2

(hereinafter referred to as the "Purchaser")

(the party of the THIRD PART)

       WHEREAS the Vendor currently conducts the Business either through XML, a Subsidiary or the Company or a combination thereof;

        AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Business, including the Assigned Assets as a going concern subject to the terms hereof;

        AND WHEREAS the Vendor is the registered and beneficial owner of all of the issued and outstanding shares of the capital stock of Xtract Informatics Inc. (the "Company");

        AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Assigned Assets used by the vendor and the Company in the conduct of the Business, and which include all of the intellectual property rights, source code, documentation, trademarks and patents relating to the Software owned by the Vendor and its Subsidiaries, including the intellectual property described in Schedule 3.1(ii) attached hereto (the "Intellectual Property Assets") and the Assignment.

        NOW THEREFORE IN CONSIDERATION of the promises and the mutual agreements and covenants herein contained, the adequacy of which consideration as to each of the parties is hereby mutually admitted, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1        Definitions. Whenever used in this Agreement or the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)        "Agreement" means this purchase and sale agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein" and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection, clause or subclause; "Article", "Section", "subsection", "clause" or "subclause" means and refers to the specified article, section, subsection, clause or subclause of this Agreement;

(b)        "Annual Financial Statements" means, collectively, the unaudited financial statements of the Vendor and the Company, on a consolidated basis, as at and for the fiscal year ended June 30, 2002, copies of which are attached hereto as Schedule 1.1(b);

(B)        "Assignment Agreements") means those agreements described, and copies of which are included, in Schedule 3.1(ee);

(c)        "Assigned Assets" means the property of the Vendor and/or its Subsidiaries and/or the Company used in carrying on the Business through the Company or otherwise, including the Other Assets, and the benefit of all Assigned Agreements, Customer Rights, licenses, and intellectual property described in Schedules 1.1(v), 3.1(h), 3.1(ee) and 3.1(ii) hereto, and includes the accounts receivable on the books of the Company and on the books of the Vendor and its Subsidiaries at closing in connection with sales revenues and other income due in connection with the conduct of the Business such as those listed on Schedule 3.1(m) (the "Accounts Receivable");

(C)        "Assumed Liabilities" has the meaning attributed thereto in Section 2.8 hereto;

(d)        "Business" means, the business presently carried on by the Vendor, either directly or indirectly through its Subsidiaries, and the Company, being that of developer and marketer of Software and the provider of services to the information technology market;

(e)        "Business Day" means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for business during normal banking hours;

(f)        "Closing" means the completion of the purchase and sale of the Assigned Assets and the Intellectual Property Assets hereunder by the transfer and delivery of documents of title thereto and the payments of the Purchase Price therefore as contemplated hereby as well as the completion of all other transactions contemplated hereby;

(g)        "Closing Date" means no later than the second business day following the day on which the last of the conditions set forth in Article 5 shall have been fulfilled or waived, or at such other time as Vendor and the Purchaser shall agree but in no event later than December 31, 2003.

(h)        (intentionally blank);

(i)        "Closing Time" means 11:00 a.m., Toronto time on the Closing Date or such earlier or later time as the parties hereto may agree as the time at which the Closing shall take place;

(j)        "Company" means Xtract Informatics Inc., a corporation incorporated under the laws of the Province of British Columbia, having an address at 1818 Cornwall Avenue, Suite 22, Vancouver, British Columbia, V6J 1C7.

(J)        "Customer Rights" means those customers of the Business described in Schedule 3.1(ee);

(k)        "Employee Plans" has the meaning attributed thereto in subsection 3.1(aa) hereto;

(l)        "Encumbrance" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any agreement, contract or other commitment, whether written or oral, to create any of the foregoing;

(m)        "Escrow Agent" has the meaning attributed thereto in the Escrow Agreement;

(n)        "Escrow Agreement" means the agreement between the Purchaser and the Vendor with respect to the terms of the escrow period for the Xenos Shares paid to the Vendor by the Purchaser as partial consideration for the Xtract Shares and the Assigned Assets;

(o)        "Escrow Period" has the meaning attributed thereto in Section 2.6 hereto;

(p)        "Intellectual Property Assets" has the meaning attributed thereto in the fourth recital hereto and includes, but is not limited to, source code, GoXML Transform, GoXML Registry GoXML Messaging, XML Integration Workbench, Communications Server, GoXML Search and all other work-in-progress within the operations of the Vendor and its subsidiaries;

(q)        "Interim Financial Statements" means, collectively, the unaudited internally prepared financial statements of the Company for the eleven month period ended May 31, 2003, copies of which are attached hereto as Schedule 1.1(b);

(r)        "Interim Period" means the period from the date of this Agreement to and including the Closing Date;

(s)        "Leased Property" has the meaning attributed thereto in subsection 3.1(ff) hereto;

(t)        "Leases" has the meaning attributed thereto in subsection 3.1(ff) hereto;

(u)        "Losses" in respect of any matter means all claims, demands, actions, causes of action, proceedings, losses, damages, liabilities, deficiencies, costs and expenses of any nature whatsoever arising directly or indirectly as a consequence of such matter, including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement;

(v)        "Other Assets" means those assets described in Schedule 1.1(v);

(w)        "Person" means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(x)        "Price Guarantee" has the meaning attributed thereto in subsection 2.3(ii) hereto;

(y)        "Proceedings" means any suit, action, claim, litigation, arbitration or any legal, administrative or other proceeding or governmental investigation, including appeals and applications for review, at law or in equity, before any court or arbitrator or any federal, provincial, municipal or other governmental department, commission, tribunal, board or agency;

(z)        "Purchase Price" means the amount provided for in Section 2.3 to be paid by the Purchaser to the Vendor for the Assigned Assets;

(aa)       (intentionally deleted);

(bb)       "Software" means the computer programs licensed by the Company to its customers, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and includes, without limitation, all works in process and all software under development, all as they exist at the Closing Date;

(cc)       "Subsidiary" means a corporation, at least 50% of the shares of which corporation are beneficially owned by the Vendor or the Company and listed on Schedule 3.1(h) hereto and which the Vendor represents is the sole legal and beneficial owner of the Assigned Assets listed opposite such Subsidiary's name as described in the said Schedule;

(dd)       "Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(ee)       "Taxes" means all governmental taxes, levies, duties, charges, assessments and reassessments of any nature whatsoever, whether direct or indirect, including, but not limited to, income, tax, profits tax, gross receipts tax, corporation tax, franchise tax, sales and use tax, wage tax, health tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold and services rendered, goods and services tax, harmonized sales tax, withholding tax, social security, government pension plans and unemployment insurance charges and retirement contributions, and any interest, fines, additions to tax and penalties thereon;

(ff)       "TSX" means The Toronto Stock Exchange; and

(gg)       "Xenos Shares" has the meaning attributed thereto in Section 2.3 hereto;

    Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in US funds.

1.3        Gender and Number. Where the context requires, words importing the singular shall include the plural and vice versa, and words importing gender include all genders.

1.4        Headings. The Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

1.5        Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Following are the Schedules to this Agreement:

Schedule 1.1(b)	-	Annual Financial Statements and Interim Financial Statements
Schedule 1.1(v)	-	Other Assets
Schedule 2.3	-	Escrow Agreement
Schedule 2.8	-	Assumed Liabilities
Schedule 3.1(a)(ii)	-	Location of the Business
Schedule 3.1(h)	-	Subsidiaries of the Vendor
Schedule 3.1(j)	-	Business of the Company
Schedule 3.1(m)	-	Accounts Receivable
Schedule 3.1(o)	-	Title to Personal and Other Property
Schedule 3.1(p)	-	Tax Matters
Schedule 3.1(u)	-	Proceedings
Schedule 3.1(v)	-	Directors and Officers
Schedule 3.1(x)	-	Insurance
Schedule 3.1(z)	-	Employees
Schedule 3.1(aa)	-	Employee Plans
Schedule 3.1(bb)	-	Unusual Transactions
Schedule 3.1(cc)	-	Outstanding Loans/Issue of Shares/Guarantees
Schedule 3.1(ee)	-	Agreements
Schedule 3.1(ff)	-	Real Property
Schedule 3.1(ii)	-	Intellectual Property
Schedule 3.1(jj)	-	Third Party Technology
Schedule 3.1(ll)	-	Licences
Schedule 3.1(mm)	-	Due Diligence Request List of Purchaser
Schedule 5.1(c)	-	Financial Projections
Schedule 5.1(d)		Legal Opinion of Counsel to the Vendor
Schedule 5.1(h)		Indemnity Agreement of Vendor re Intellectual Property
Schedule 5.1(l)		Non-Competition Agreement
Schedule 5.2(c)		Legal Opinion of Counsel to the Purchaser.

1.6        Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada, consistently applied.

1.7        Entire Agreement. This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto or referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE II
SHARE AND ASSET PURCHASE

2.1        Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and conditions set forth herein, the Purchaser hereby agrees to purchase from the Vendor and the Vendor hereby agrees to sell to the Purchaser at the Closing Time the Assigned Assets all for an aggregate amount equal to the Purchase Price set forth in Section 2.3 and paid and satisfied in the manner set forth in Section 2.4.

2.2        Closing. Closing shall take place on the Closing Date at the offices of Borden Ladner Gervais LLP, 40 King Street West, Suite 4400, Toronto, Ontario and on Closing the Vendor shall, and shall cause its Subsidiaries and the Company to, execute appropriate conveyances and assignments in registrable form to transfer all of the title and right to, and interest in, the title and interest in the Assigned Assets to the direction of the Purchaser; whereupon the Purchaser shall cause to be paid to the Vendor the Purchase Price in the manner provided in Section 2.4.

2.3        Purchase Price. The Purchase Price for the Assigned Assets shall be:

(i)	the sum of $1,250,000 in cash;
(ii)

1,000,000 fully paid and non-assessable common shares in the capital stock of the Purchaser (the "Xenos Shares") in the aggregate, held in escrow pursuant to the terms of an Escrow Agreement in the form provided in Schedule 2.3, and the proceeds, if any, from a price guarantee as provided in subsection 2.5 (the "Price Guarantee") on the Xenos Shares of C$3.50 after twelve months; and

(iii)	an amount equal to the aggregate of the Assumed Liabilities.

2.4        Payment of Purchase Price. On Closing, the Purchase Price shall be paid and satisfied by the Purchaser as follows:

(i)

by delivery to the Vendor of a certified cheque in the aggregate amount of $1,250,000 payable to the order of the Vendor, subject to any Working Capital Adjustment and giving credit for any loans or advances extended by Purchaser to the Company prior to the Closing Date;

(ii)	by delivery of share certificates representing the Xenos Shares registered and delivered to the order of the Vendor and delivered to the Escrow Agent subject to the terms of the Escrow Agreement; and
(iii)	by the assumption by the Purchaser of the Assumed Liabilities as provided in Section 2.8.

2.5        Price Guarantee. The Price Guarantee shall entitle the Vendor to a one-time cash payment equal to the amount, if any, by which the 20 trading day average closing share price of the Xenos Shares prior to the one year anniversary of the Closing of the purchase and sale of the Assigned Assets (the "Price Guarantee Date") is less than C$3.50 multiplied by one million, being the number of Xenos Shares tendered in the purchase and sale of the Assigned Assets. However, the share price difference under the Price Guarantee shall in no event exceed the difference between C$3.50 and the current TSX market price, which shall be designated as C$2.16. Therefore, the maximum one-time payment shall be C$1,340,000.

The Price Guarantee shall be null and void if there is a material misrepresentation by the Vendor in any of the closing documents or in this Agreement or if there is any sale or other disposition, directly or indirectly by the Paradigm Group of any common shares of the Purchaser between the date hereof and the Price Guarantee Date. Any payment due hereunder by the Purchaser to the Vendor shall be due and payable no later than 10 Business Days following the Price Guarantee Date.

2.6        Escrow. The Xenos Shares will be placed in escrow pursuant to the Escrow Agreement for the one-year period following the Closing Date (the "Escrow Period") and during that time the Vendor and any of its Subsidiaries shall not directly or indirectly trade or cause to be traded any common shares of the Purchaser. For greater clarity, the Price Guarantee shall become completely null and void should it be established that the Vendor or any of its Subsidiaries traded any of the common shares of the Purchaser during the Escrow Period and therefore contributed towards a greater one-time payment under the Price Guarantee than might otherwise have been the result. The Xenos Shares will be released from escrow following the Escrow Period and satisfactory determination and payment of the Price Guarantee, if any. The Purchaser and its insiders will not purchase shares of Xenos Group Inc. in the market during the final 30 days of the Escrow Period.

2.7        Allocation of Purchase Price. The parties covenant and agree that for all tax purposes including, without limitation, Section 1060 of the United States Internal Revenue Code, if applicable, the Purchase Price shall be allocated among the assets to be sold by Vendor and purchased by Purchaser, as follows:

Accounts Receivable:	Cdn. $ 31,100
Contract, and License Rights:	Cdn. $ 67,300
Intellectual Property Assets:
Go XML Transform:	Cdn. $3,821,800
Go XML Registry:	Cdn. $ 153,000
Computer Equipment, Software and Furniture	Cdn. $ 52,400
Go XML Messaging:	Cdn. $ 52,000
Go XML Integration Workbench	Cdn. $ nil
Go XML Search	Cdn. $ 25,000
Communications Server	Cdn. $ 60,000
General Intangibles (Domain Names, Trademarks):	Cdn. $ 224,900
Total	Cdn. $4,487,500

2.8        Assumed Liabilities. Provided that the transaction of purchase and sale contemplated herein is completed in accordance with the provisions hereof, the Purchaser undertakes and agrees in partial satisfaction of the Purchase Price to assume and pay in full the Assumed Liabilities, the details of which are set forth in Schedule 2.8 hereto and based on June 30, 2003 figures. Assumed Liabilities to be paid by the purchaser will include all accounts payable of Vendor and Subsidiaries incurred in the ordinary course of business up to the Closing date and shall not include any items relating to the Closing of the transaction. Any liabilities assumed and paid in respect of expenses associated with the Closing of the Transaction shall be deducted at Closing from the Purchase Price payable pursuant to Section 2.4(i);

2.9        Assumed Obligations. The Purchaser will assume and discharge on a timely basis the obligations of the Vendor in respect to the Business which are set forth in Schedule 3.1(ee) (the "Assigned Agreements") to the extent only that (i) a true copy of the Assigned Agreement is included in Schedule 3.1(ee) and (ii) the obligations relate to the period following the Closing and no other obligations of the Vendor. The Purchaser shall assume no obligations under any contract with any director or officer of the Vendor or with any third party who does not deal at arm's length (as such term is used in the Tax Act) with the Vendor and each of its directors and officers with the exception of the MCSI account as provided on Schedule 2.8. The Vendor shall indemnify and hold the Purchaser harmless from and against any claims under any Assigned Agreement relating to any matter arising prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of the Vendor. The Vendor hereby represents and warrants the following to the Purchaser and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Assigned Assets contemplated hereby;

(a)

(i)         Status and Capacity of the Vendor. The Vendor is a corporation duly organized and validly existing under the laws of its incorporating jurisdiction and has all necessary corporate power, authority and capacity to own or lease its property and assets and to carry on the business of a provider of pre-packaged software and related services. The Vendor is duly registered, licensed or otherwise qualified and in good standing under all applicable laws and regulations to conduct its business.

(ii)         Status and Capacity of the Company. The Company is a corporation duly organized and validly existing under the laws of the Province of British Columbia and has all necessary corporate power, authority and capacity to own or lease its property and assets and to carry on the Business. The Company is duly registered, licensed or otherwise qualified and in good standing under all applicable laws and regulations to conduct the Business. Schedule 3.1(a)(ii) attached hereto contains a true and complete list of all locations of the Business of the Company and the jurisdictions in which it carries on the Business.

(iii)         Binding Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganization or other laws relating to the enforcement of creditors' rights generally and by the availability of equitable remedies.

(b)         No Other Agreements to Purchase. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Assigned Assets.

(c)         Right to Sell the Assigned Assets. At the Closing Time:

(i)         the Vendor shall be the sole legal and beneficial owner of all of the Assigned Assets, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder) and the Vendor will deliver to the Purchaser on Closing good and marketable title to the Assigned Assets free and clear of any liens, charges, encumbrances, demands or rights of others (other than (i) the rights of the Purchaser hereunder and (ii) restrictions on transfer that may be imposed by federal, provincial or state securities laws); and

(ii)         the Vendor will have the exclusive right to dispose of the Assigned Assets on the terms and conditions herein provided.

(d)         Right to Sell the Intellectual Property Assets. At the Closing Time:

(i)         the Intellectual Property Assets shall constitute all the intellectual property of the Vendor and the Company and the disposition of the Intellectual Property Assets pursuant to the terms hereof will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statue, regulation, order, judgment, decree or law to which the Vendor or the Company is a party or is subject to or by which either of them are bound or affected;

(ii)         the Vendor or the Company shall be the sole legal, registered and beneficial owner of all of the Intellectual Property Assets, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder) and the Vendor will deliver to the Purchaser on Closing good and marketable title to all of such Intellectual Property Assets free and clear of any liens, charges, encumbrances, demands or rights of others (other than the rights of the Purchaser hereunder); and

(iii)         the Vendor will have the exclusive right to dispose of the Intellectual Property Assets on the terms and conditions herein provided.

(e)          (intentionally blank)

(f)          (intentionally blank)

(g)          (intentionally blank).

(h)         Subsidiaries of the Vendor. Other than the Subsidiaries set out in Schedule 3.1(h) hereto, the Vendor has never had any Subsidiaries and has no agreements of any nature to acquire, directly or indirectly, any subsidiary or to acquire or lease any other business operations and the Vendor does not own, beneficially or otherwise, any securities of, or has any other proprietary interest in, any other Person. Schedule 3.1(h) contains a true and complete list of all of the locations of the Subsidiaries and the jurisdictions of their incorporation.

(i)         Subsidiaries of the Company. The Company has never had any Subsidiaries and has no agreements of any nature to acquire, directly or indirectly, any subsidiary or to acquire or lease any other business operations and the Company does not own, beneficially or otherwise, any securities of, or has any other proprietary interest in, any other Person.

(j)         Business of the Company. The Business is the only business operation carried on by the Vendor and the Company and the property and assets owned or leased by the Vendor and the Company are sufficient to carry on the Business. Except as set out on Schedule 3.1(j) hereto, all of the property and assets owned and used by the Vendor and the Company are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business due to inadequate maintenance of any of the property and assets owned and used by the Vendor and the Company.

(k)         Financial Statements. The Annual Financial Statements and the Interim Financial Statements fairly represent in all material respects, as of the date of the preparation of such financial statements, the financial position of the Business and the results of its operations at the date and for the periods indicated, and shall disclose all material obligations of the Vendor and the Company. For greater certainty the Purchaser shall not be liable for any liabilities of the Company or the Business except as provided in Section 2.8 or which Purchaser expressly agrees to assume at Closing.

(l)         Books and Records. The books and records of the Company fairly and correctly set out and disclose, on a consistent basis, the financial position of the Company as at the date hereof, and all financial transactions of the Company relating to the Business have been fully and accurately recorded in such books and records.

(m)         Accounts Receivable. All Accounts Receivable, net of reserves, including those accounts receivable of the Vendor and its Subsidiaries, book debts and other debts due or accruing to the Company, the Vendor or its Subsidiaries in connection with the Business are set out in Schedule 3.1 (m) and are bona fide and good and are believed to be collectible without set-off or counterclaim other than in respect of volume discounts, allowances and rebates which have been disclosed in Schedule 3.1(m).

(n)         Corporate Records and Filings. Copies of the corporate records and minute books of the Company have been provided to the Purchaser. The minute book of the Company includes copies of all of the minutes of meetings of the Board of Directors and shareholders (or written consents in lieu thereof) with respect to the election of directors, the election of officers and the issuance of shares of capital stock of the Company. The stock ledger included in the corporate records and minute book of the Company is true and correct. All corporate information returns and other filings have been duly filed by the Company. The accounting books and records of the Company fairly and correctly set out and disclose all financial transactions of the Company.

(o)         Title to Personal and Other Property. Except as set out in Schedule 3.1(o) hereto, the property and assets of the Vendor and the Company are owned beneficially by the Vendor and the Company, respectively, as the beneficial owner thereof with good and marketable title thereto, free and clear of any and all Encumbrances.

(p)         Tax Matters. Except as set out on Schedule 3.1(p) hereto, each of the Vendor and the Company have duly filed on a timely basis all tax returns, elections and reports required to be filed by it and such are true complete and correct and each of the Vendor and the Company has paid all taxes, assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. Except as set forth on Schedule 3.1(p) hereto, neither the Vendor nor Company has any knowledge of any audits, actions, assessments, suits, proceedings, investigations or claims pending or threatened against the Vendor or the Company, in respect of taxes, governmental charges or assessments, nor are there any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

(q)         There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against the Vendor. The Vendor is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside the United States of America or outside the State of Colorado.

(r)         There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against the Company. The Company is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside Canada or outside the Province of British Columbia.

The Company has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom.

(s)         Residency of the Vendor. The Vendor is a non-resident of Canada for the purposes of the Tax Act;

(t)         Residency of the Company. The Company is not a non-resident of Canada for the purposes of the Tax Act;

(u)         Proceedings. Except as described in Schedule 3.1(u) hereto, there are no actions, suits or Proceedings (whether or not purportedly on behalf of any of the Vendor or the Company) in progress, pending or, to the knowledge of any of the Vendor or the Company, after due inquiry, threatened against, relating to or affecting the Vendor or the Company or the Business or any of the assets of any of the Vendor or the Company at law or in equity before or by any court, government agency or department, commission board, instrumentality or arbitrator of any kind, domestic or foreign. There is no Proceeding pending or, to the knowledge of any of the Vendor or the Company, threatened to restrain, set aside or invalidate, or seek to obtain substantive damages in respect of, any of the transactions contemplated by this Agreement.

(v)         Directors and Officers. Schedule 3.1(v) attached hereto contains a true and complete list of the names of the directors and officers of the Company.

(w)        Absence of Conflict. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with and fulfilment of the terms and provisions of this Agreement will:
(i)

conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or an event which, with the giving of notice or lapse of time or both, would be a breach of or a default under:

A.

any contract, indenture, instrument, agreement, mortgage, lease, licence, or other agreement to which the Vendor or the Company is a party or by which the Vendor or the Company, or the Vendor's or the Company's property or assets are bound; or

B.

to the knowledge of either the Vendor or the Company any statute, ordinance, regulation, law, judgment, order, award, decree or other instrument or restriction to which the Vendor or the Company is a party or by which the Vendor or the Company or the Vendor's or the Company's or property or assets are bound; or

	(ii)	require any affirmative approval, consent, authorization or order or action by any court, governmental authority or regulatory body or by any creditor of any of the Vendor or the Company; or
`	(iii)	result in the loss of any consent, approval, authorization, order, licence or permit benefiting any of the Vendor or the Company; or
	(iv)	result in the creation or imposition of any Encumbrance on any of the Assigned Assets or any of the property or assets of any of the Vendor or the Company.

(x)         Insurance. The Assigned Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The insurance policies that are maintained by or for the Vendor and the Company are listed and described in Schedule 3.1(x) hereto, specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder. All such policies are in full force and neither the Vendor nor the Company is in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Neither the Vendor nor Company has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

(y)         No Expropriation. No property or asset of either of the Vendor or the Company has been taken or expropriated by an federal, provincial, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced nor is the Vendor or the Company aware of any intent or proposal to give any such notice or commence any such proceeding.

(z)         Employment Contracts. Schedule 3.1(z) hereto lists the names and position of all personnel that are employed or engaged by or for the Company in connection with the Business, including the salaries, and the length of employment of such persons. No notice has been received by the Company of any complaint filed by any of the employees against the Company claiming that the Company has violated any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or in which the Company operates or any complaints or Proceedings of any kind involving the Company or, to the best of the knowledge of the Company, any of the employees of the Company before any labour relations board. To the knowledge of the Vendor, there are no outstanding orders or charges against the Company under any labour relations, equal employment, occupational safety and health, wage and hour, wage payment or similar laws. All levies, assessments and penalties made against the Company pursuant to any workers' compensation legislation in the jurisdictions in which the Business is conducted have been paid by the Company and the Company has not been reassessed under any such legislation, regulation or ordinance during the last five years. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Company.

Except for the Employee Plans listed and described in Schedule 3.1(aa), there are no outstanding written employment contracts, service or consulting agreements, employee benefit or profit-sharing plans, or any bonus, savings, deferred compensation, stock option, insurance or retirement arrangements with any employee, past or present, of the Business nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. The Company has not made any agreements with any labour union or employee association in connection with the Business, nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements and the Vendor is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Company nor is there any certification of any such union with regard to a bargaining unit.

(aa)         Employee Plans. Schedule 3.1(aa) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by the Company for the benefit of employees or former employees of the Company (the "Employee Plans"). To the knowledge of the Vendor, each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations that are applicable to such Employee Plan. To the knowledge of the Vendor, except as described in schedule 3.1(z):

(i)         all contributions to each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

(ii)         all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

(iii)         there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, and to the knowledge of the Vendor, there are no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)         the assets of each Employee Plan which is required by the laws of the jurisdictions that govern such Employee Plan to be funded are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plans, and neither the Purchaser nor any of its associates or affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

(bb)         Absence of Unusual Transactions. Since the end of the fiscal period reported in the Interim Financial Statements;

(i)         the Company has not declared or paid any dividend or made any distribution with respect to its share or directly or indirectly redeemed, purchased or otherwise acquired any of its shares;

(ii)         except in the ordinary course of business and except as set forth on Schedules 3.1(o), 3.1(bb) and 3.1(cc) hereto and except as otherwise provided for in this Agreement, the Company has not entered into any transaction whereby it has sold or otherwise disposed of any of its assets, incurred or increased any corporate liabilities or indebtedness, granted an Encumbrance over any of its assets, discharged or satisfied any Encumbrance, liability or obligation or made any capital expenditures;

(iii)         except as set forth on Schedule 3.1(bb) the Company has not issued or agreed to issue any additional securities;

(iv)         the Company has not made any payments or agreed to make any payments to any of its directors, officers, employees or shareholders except in the ordinary course of business;

(v)         the Company has not changed any of its accounting or tax policies, except as provided for in this Agreement; and

(vi)         the Company has not authorized or agreed or otherwise become committed to do any of the foregoing.

(cc)         Liabilities. Except as referred to on Schedule 3.1(cc) the Company is not a party to or bound by any material agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person and there are no material liabilities of the Company of any kind whatsoever (whether accrued, absolute, contingent or otherwise and whether or not determined or determinable), or material liabilities in respect of which any of the Company or the Purchaser may be or become liable on or after the consummation of the transactions contemplated by this Agreement, other than:

(i)         liabilities disclosed on, reflected in or provided for in the Interim Financial Statements, the notes to the Financial Statements, or otherwise referred to in this Agreement;

(ii)         liabilities incurred in the ordinary course of business and attributable to the period since the end of the fiscal period reported on in the Interim Financial Statements, none of which, either individually or collectively, has been materially adverse to the nature of the Business, results of operations, earnings, assets, financial condition or manner of conducting the Business; and

(iii)         liabilities arising solely due to actions of the Purchaser or any of its affiliates.

(iv)         Except as disclosed in Schedule 3.1(cc), the Company has not granted any loan or advance to any Person or guaranteed the indebtedness of any Person. Except as disclosed in Schedule 3.1(cc), the Company does not have any right to receive any sum from any shareholder, director, officer or employee of the Company or from a Person related to any of them.

(dd)         No Change. Other than as referred to in this Agreement, since the end of the fiscal period reported on in the Interim Financial Statements, there has not been any material adverse change, financial or otherwise, in the business, operations, earnings, affairs, condition or prospects of the Vendor, its Subsidiaries or the Company in respect of the Business. The Business operations of the Company since the said date have been carried on in the ordinary and usual course only and there has not been any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Company.

(ee)         Agreements. Schedules 3.1(z), 3.1(aa), 3.1(ee), and 3.1(ii) hereto list all significant agreements, contracts, leases, obligations, commitments or undertakings, of the Company, other than those relating to customers or suppliers in the ordinary course of business and those of the Vendor and its Subsidiaries relating to the Business. Neither the Vendor, any Subsidiary nor the Company is not in default or breach of any of the agreements, contracts, leases, obligations, commitments or undertakings referred to in the said Schedules and, to the knowledge of the Vendor, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach or give any other party thereto the right to accelerate payments thereunder or to terminate such agreement, contract, lease, obligation, commitment or undertaking. To the knowledge of the Vendor, all such agreements, contracts, leases, obligations, commitments and undertakings are in good standing and each of the Vendor, its Subsidiaries and the Company has performed all of the obligations required to be performed by it as at the date hereof and is entitled to all benefits thereunder. Except as set out in Schedule 3.1(ee) hereto, no such agreement, contract, lease, obligation, commitment or undertaking will require the consent of any party thereto to the transactions contemplated by this Agreement or become terminable as a consequence thereof.

(ff)         Real Property. The Company is not the beneficial or registered owner of and has not agreed to acquire any real property or any ownership interest in any real property. Other than the leases (the "Leases") described in Schedule 3.1(ff) in respect of the real property leased by the Company (the "Leased Property"), the Company is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, and it has not agreed to lease any real property or any interest in any real property, whether as lessor or lessee. Schedule 3.1(ff) sets out a full description of the Leases, including the parties thereto, their dates of execution and expiry, any options to renew, the location of the Leased Property and the rent payable under the Leases. Except as described in Schedule 3.1(ff) hereto, the Company occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. To the knowledge of the Vendor, the Leases are in good standing and in full force and effect without amendment thereto and neither the Company nor the other parties thereto are in breach of any covenants, conditions or obligations contained therein.

(gg)         Regulatory Compliance and Approvals. To the knowledge of the Vendor, the Company is conducting the Business in compliance with all applicable laws, statutes, rules, ordinance and regulations and the Company is not in default of any applicable law, statute, rule, ordinance or regulation or of any judgment, order, writ, injunction, decree or award of any court, tribunal, commission, exchange, board, bureau, governmental agency, department or arbitrator, domestic or foreign, and no circumstances exist which may result in such a default. To the knowledge of the Vendor, there is no requirement to make any filing with, given any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

(hh)         Regulatory Approvals. There is no requirement for the Vendor or the Company to make any filing with, give any notice to or obtain any authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the compliance by the Vendor of the applicable requirements of the NASD, OTC Bulletin Board and the Securities Exchange Act of 1934 and regulations thereunder in respect of the transactions contemplated herein.

(ii)         Intellectual Property and Approvals.

(i)         There are no trade marks, trade names, business names, copyrights, inventions, industrial designs or other industrial property owned by either the Vendor, any Subsidiary, or the Company used in or required for the proper carrying on of the Business other than as set out in Schedule 3.1(ii) hereto.

(ii)         Except as set out in Schedule 3.1(ii), the Software was written by developers who at the time they wrote the Software, were either full-time employees of either the Vendor, any Subsidiary, or the Company employed as software programmers who delivered waivers of moral and similar rights in favour of either the Vendor, any Subsidiary, or the Company, and its successors in title, as applicable, or were contractors who assigned their intellectual property rights in the Software to either the Vendor, any Subsidiary, or the Company pursuant to written agreements and delivered waivers of moral and similar rights in favour of either the Vendor, any Subsidiary, or the Company and its successors in title, as applicable. The source code for the Software has not been delivered or made available to any person except pursuant to source code escrow agreements which restrict the use of the source code to support purposes only and neither the Vendor, any Subsidiary, or the Company has agreed to or undertaken to or in any other way promised to provide such source code to any person.

(iii)         Each of the Vendor, any Subsidiary, and the Company has full and proper title to its Intellectual Property Assets which are the subject matter of this Agreement.

(jj)         Third Party Technology. Except as described in Schedule 3.1(jj) hereto, and except for commonly available over-the-counter software, there is no software, operating systems, hardware, data, applications, code, equipment or any other technology owned by a third party that is used or required by the Vendor, its Subsidiaries, or the Company for the conduct of the Business in the manner presently conducted or necessary to the design, manufacture, operation, or delivery of, the products and/or services of the Vendor, its Subsidiaries, or the Company as presently offered and sold in the ordinary course of business.

(kk)         No Infringement. The Vendor and the Company are not aware of any claim of any infringement or breach by the Company of any industrial or intellectual property rights of any other person, nor has the Vendor or the Company received any notice, nor are the Vendor or the Company otherwise aware that the use of the business names, trademarks, service marks, Software and other industrial or intellectual property rights of the Company infringes upon or breaches any industrial or intellectual property rights of any other person. None of the Vendor or the Company have any knowledge of any infringement or violation of any of its intellectual and industrial property rights and none of the Vendor or the Company is aware of any state of facts that casts doubts on the validity or enforceability of any such intellectual or industrial property rights.

(ll)         Licenses, Permits. To the knowledge of the Vendor, the Company has in full force and effect all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, provincial or municipal, and regulatory agencies required for the ownership and operation of the Business. Schedule 3.1(ll) contains a list of all such approvals, authorizations, consents, licenses, orders and permits. There are no Proceedings pending or, to the best of the knowledge of the Vendor, threatened which seek revocation or limitation of any such approvals, authorizations, consents, licences, orders or permits, nor is there any basis or grounds for any such revocation or limitation.

(mm)         Due Diligence. All information, contracts and other documents requested in the Purchaser's due diligence request lists, to the extent applicable or relevant to the transactions contemplated herein, have been duly provided to the Purchaser by the Vendor and the Company. Copies of such due diligence request lists are attached hereto as Schedule 3.1(mm).

(nn)         Full Disclosure. To the best knowledge of the Vendor and the Company, neither this Agreement nor any document to be delivered by either the Vendor, any Subsidiary or the Company, nor any certificate, report, statement, or other document furnished by either the Vendor, any Subsidiary or the Company in connection with the negotiation of this Agreement or the Purchaser's due diligence investigation of the Business, the Assigned Assets contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of either the Vendor or the Company that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Business.

3.2        Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants the following to the Vendor as at the Closing Date and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale of the Assigned Assets contemplated hereby and the other transactions contemplated hereby:

(a)         Corporate Status. The Purchaser has been duly incorporated, is validly existing under the Business Corporations Act (Ontario), has the corporate power and authority to own its property and conduct its business as now conducted, is duly registered or qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such registration or qualification.

(b)         Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the purchase of the Assigned Assets and to fulfil its obligations under this Agreement.

(c)         Enforceability. As at the Closing Time, this Agreement shall have been duly authorized, executed and delivered by the Purchaser and shall constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganization or other laws relating to the enforcement of creditors' rights generally and by the availability of equitable remedies.

(d)         Absence of Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Xenos Shares to the Vendor, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

(i)

conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or an event which, with the giving of notice or lapse of time or both, would be a breach of or a default under:

	A.	the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; and
B.

any contract, indenture, instrument, agreement, mortgage, lease, licence, statute, ordinance, regulation, law, judgment, order, award, decree or other instrument or restriction to which the Purchaser is a party or by which it is, or its property or assets are, bound; or

(ii)	require any affirmative approval, consent or authorization or order or action by any court, governmental authority or regulatory body or by any creditor of the Purchaser.

(e)        Reporting Issuer. The Purchaser is a reporting issuer not in default of its obligations under applicable securities laws in all of the provinces of Canada and its issued common shares are listed for trading on the TSX. The Purchaser is in full compliance with its timely disclosure obligations under all applicable securities laws in all of the provinces of Canada and the requirements of the TSX. None of such reports, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Purchaser included in such reports present fairly, in conformity with Canadian generally accepted accounting principles applied on a consistent basis, the financial position of the Purchaser as of the dates thereof and its results of operations and cash flows for the periods then ended.

(f)         Regulatory Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the compliance by the Purchaser of the applicable requirements of the TSX and the Securities Act (Ontario) in respect of the issue of the Xenos Shares pursuant hereto.

(g)         Canadian Entity. The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act.

(h)         Issuance of Xenos Shares. As at the Closing Time, all necessary approvals and consents will have been obtained, including any approval or consent of the board of directors or shareholders of Purchaser which may be required at law or in accordance with the constituting documents or by-laws of Purchaser in order to permit the issue of the Xenos Shares to the Vendor. When issued, the Xenos Shares will be duly authorized, validly issued, fully paid and non-assessable common shares in the capital of the Purchaser, free and clear of any Encumbrances and restrictions on transfer (other than restrictions on transfer that may be imposed by federal, provincial or state securities laws and other than as provide in the Escrow Agreement).

(i)         Information Provided for the Vendor Proxy Statement. None of the information to be supplied by Purchaser for inclusion in the Vendor's proxy statement will, at the time of the mailing of the proxy statement, at the time of Vendor's shareholders meeting and at the Closing Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Time any event with respect to the Purchaser shall occur that is required to be disclosed by the Purchaser pursuant to the timely disclosure obligations of the Purchaser under all applicable securities laws in all of the provinces of Canada and the requirements of the TSX, or required to be disclosed in Vendor's proxy statement, the Purchaser shall promptly disclose to Vendor the event and assist Vendor in the preparation and filing of any amendments or supplements to its proxy statement required by law, to be filed with the Commission and disseminated to Vendor's shareholders, and Purchaser shall also comply with such disclosure obligations including all applicable filing and all other requirements under such applicable TSX and Canadian securities laws.

(j)         Due Diligence. All information, contracts and other documents requested by the Vendor in connection with its due diligence, to the extent applicable or relevant to the transactions contemplated herein, have been duly provided to the Vendor by the Purchaser.

(k)         No Change. Other than as referred to in this Agreement, since the end of the fiscal period reported in the Purchaser's last public filing before the date of this Agreement, there has not been any material adverse change, financial or otherwise, in the business, operations, earnings, affairs, condition or prospects of the Purchaser. The business operations of the Purchaser since said date have been carried on in the ordinary and usual course only and there has not been any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Purchaser.

(l)         Full Disclosure. To the best knowledge of the Purchaser, neither this Agreement nor any document to be delivered by the Purchaser, nor any certificate, report, statement, or other document furnished by the Purchaser in connection with the negotiation of this Agreement or the Vendor's due diligence investigation contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Purchaser that has not been disclosed to the Vendor in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchaser.

3.3        Non-Waiver. No investigations made by or on behalf of any party hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other party herein or pursuant hereto. No waiver by any party of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.4        Survival of Representations and Warranties. The covenants, representations and warranties of the parties contained in this Agreement and in any document or certificate given pursuant hereto shall survive the Closing, the execution and delivery hereunder of the Assigned Assets and the payment of the consideration therefore, provided that such representations and warranties shall only survive for the period of time after the Closing set out below; after which time, if prior to the expiry of the warranty period, no claim shall have been made hereunder by a party hereto with respect to any incorrectness in or breach of any such representation or warranty made herein by such party, such party shall have no further liability hereunder with respect to such representation or warranty:

(a)         the representations and warranties shall survive the closing of the transactions contemplated hereby and continue in full force and effect until the second anniversary of the Closing Date; and

(b)         a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed and delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

ARTICLE IV
OTHER COVENANTS OF THE PARTIES

4.1        Conduct of Business Prior to Closing. The Vendor hereby agrees that during the Interim Period, except as otherwise contemplated or permitted by this Agreement, all undertakings and activities conducted by the Vendor, its Subsidiaries and the Company relating to the Business shall to the fullest extent practicable be conducted solely through the Company and not through the Vendor, a Subsidiary or any other Person. Except as expressly contemplated by this Agreement or agreed to in writing by the Purchaser, and subject to the fiduciary obligations of its directors and officers, during the period from the date of this Agreement through the Closing Time, the Company shall, in all material respects, carry on its Business in the ordinary course as currently conducted, including, without limitation, no repayment or return of capital, no declaration or payment of dividends and no payment of bonuses earned and unpaid (unless the failure to pay a bonus would violate an agreement to which the Company is a party and provided that such payment and the reason therefore has been disclosed in writing to the Purchaser). The provisions of this Section 4.1 shall not preclude Vendor from causing the Company to discharge liabilities in the ordinary course of business, including liabilities owed by the Company to Vendor. The Vendor shall provide the Company's monthly unaudited financial statements (consisting of a balance sheet, an income statement and a list of outstanding payables and receivables) a list of the accounts receivable of Vendor and a list of revenues, expenses and outstanding payables of Vendor relating to the Business to the Purchaser within 20 days of the last day of each month until the Closing Date. Vendor, the Company and Purchaser agree that for the purposes of these interim financial statements The Company shall not, without the prior written consent of the Purchaser, knowingly enter into any transaction or permit any transaction to be entered into which would constitute a breach of the representations, warranties or covenants of the Vendor herein contained. The Vendor further covenants that the Company shall exercise reasonable effort to comply with all laws and the provisions of all agreements affecting the operations of the Business.

4.2        Access for Investigation. Until the Closing Date, the Purchaser and its employees, agents, solicitors, accountants, appraisers and other advisers shall, during normal business hours, have full and complete access to the premises, books, contracts, properties, assets, leases and other records of the other party for the purpose of investigating the business and affairs of the other party and completing this transaction. The Vendor shall have access only to the publicly disclosed information in respect of the Purchaser available to all of its shareholders.

4.3        Maintenance of Insurance. Up to the Closing Time, all policies of insurance listed and described in Schedule 3.1(x) hereto shall be maintained in full force and effect and all notices and claims under all policies will be given or presented in due and timely fashion.

4.4        Exclusivity.

(a)         From the date hereof up to the Closing Time (the "Exclusivity Period"), neither the Vendor, nor the Company nor any of their agents will negotiate or enter into discussions with any other Person in respect of the sale of the Assigned Assets, the sale of the Business or any of the other transactions contemplated hereby; provided, however, that nothing contained in this Section 4.4 shall preclude the board of directors of the Vendor or the Company from engaging in discussions with other Persons if, in the opinion of legal counsel to the Vendor or the Company, applicable legal principles of fiduciary duty require that they engage in such discussion without prejudice to the rights of Purchaser under this Agreement.

(b)         In the event that the board of directors of the Vendor or the Company receives a proposal for the sale of any of the shares of the Company, the Assigned Assets, the sale of the Business or any of the other transactions contemplated hereby, which proposal is determined in good faith by the board of directors of the Vendor or the Company to be superior to the terms of the transaction with the Purchaser contemplated pursuant to this Agreement (the "Superior Proposal") and are in receipt of an opinion of legal counsel specifying that they are required to do so in order to comply with their fiduciary duties, then the board of directors of the Vendor or the Company may pursue discussions in respect of the Superior Proposal. In such event the Vendor shall forthwith provide written notice to the Purchaser of the terms and conditions of the Superior Proposal and the Purchaser shall have not less than five Business Days to match, in writing, such Superior Proposal. In the event that the Purchaser does not so match the Superior Proposal within such period, the Vendor or the Company may accept the Superior Proposal.

(c)         In the event that the Vendor or the Company accepts such Superior Proposal with any person with whom the board of directors of the Vendor or the Company had any communication during the Exclusivity Period, including any unsolicited communication and whether such acceptance occurred during or after the Exclusivity Period, then the Vendor will pay to the Purchaser within ten business days of the acceptance of such Superior Proposal a cancellation fee in the amount of U.S. $500,000.

4.5        Cooperation with Proxy Statement. Purchaser will cooperate with Vendor and Vendor's attorneys, accountants and other representatives in the preparation of Vendor's proxy statement and, in connection therewith, to make available for inspection on a timely basis all financial and other records, pertinent corporate documents and properties of the Purchaser and cause the Purchaser's officers, directors, employees and independent accountants to supply on a timely basis all documents, narrative description and substantive information and support reasonably requested by the Vendor and Vendor's attorneys, accountants and other representatives. Purchaser's cooperation shall include, without limitation, delivery to Vendor, of the audited and unaudited quarterly financial statements (adjusted to conform to US GAAP) for all required periods and narrative portions of the proxy statement related to the Purchaser, its business, management and operations required by Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")(including pro forma financial information) required by applicable law within 30 days following the closing date. Each party shall bear its own expenses associated with the matters required under this Section 4.5.

4.6        Actions to Satisfy Closing Conditions. Each of the parties hereto hereby agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article V hereof, which are for the benefit of any other party hereto.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1        Conditions Precedent to Purchaser's Obligations. The obligation of the Purchaser to complete the purchase of the Assigned Assets hereunder and the other transactions contemplated hereby shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of the Purchaser and may be waived by it in writing in whole or in part):

(a)         Truth and Accuracy of Representations at Closing Time. All the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Purchaser shall have received a certificate dated the Closing Date from the Chief Operating Officer and the Chief Financial Officer of each of the Vendor and the Company confirming, the truth and correctness in all respects of such representations and warranties.

(b)         Performance of Covenants. The Vendor shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by its prior to or on the Closing Date.

(c)         No Material Adverse Change. There shall have been no material adverse change in the affairs, assets, liabilities, condition (financial or otherwise), earnings, prospects, operations or Business of the Company from that shown on or reflected in the Interim Financial Statements or otherwise referred to in this Agreement. In addition to, and without limiting the generality of the foregoing, there shall have been no material deterioration of the business prospects of the Vendor and the Company during the Interim Period from those projected in the financial projections set out in Schedule 5.1(c).

(d)         Receipt of Closing Documentation. All documents to be delivered by the Vendor relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings to be taken by the Vendor and the Company on or prior to the Closing Time in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to the Purchaser and its counsel including the legal opinion of Vendor's counsel substantially in the form of Schedule 5.1(d) hereto.

(e)         Due Authorization. This Agreement and the transactions contemplated hereby shall be duly authorized by all necessary action of the board of directors of the Vendor and the Purchaser on or before August 1, 2003 and by the shareholders of the Vendor on or before October 30, 2003, subject to the provisions of Section 7.3 below and consented to in writing by Paradigm Group delivered to the Purchaser on or before August 7, 2003. .

(f)         Compliance with Regulatory Requirements and Registrations. All consents, approvals, orders and authorizations of any Persons or governmental or regulatory authorities (or registrations, declarations, filings or records with any such authorities), and all such registrations, recordings and filings with public or regulatory authorities as may be required in connection with the issuance to the Vendor of the Xenos Shares and in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Time including, without limitation, the requisite approval by a majority of the shareholders of the Vendor obtained at a meeting duly convened and properly called for that purpose in accordance with applicable corporate and securities laws.

(g)         No Proceedings. No action or Proceeding, at law or in equity, shall be pending or threatened by any Person, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the Assigned Assets contemplated hereby or the right of the Purchaser to own the Assigned Assets or the issue to the Vendor of the Xenos Shares contemplated hereby or the right of the Vendor to own the Xenos Shares.

(h)         Indemnity Agreement. The Vendor and the Purchaser shall enter into an Indemnity Agreement substantially in the form of Schedule 5.1(h) hereto in favour of the Purchaser relating to any litigation exposure regarding the Intellectual Property Assets and the Company for events occurring prior to the Closing Time which comes to the attention of the Purchaser and which Purchaser shall have given written notice thereof to the Vendor no later than the first anniversary of the Closing Date.

(i)         Third Party Consents. All consents of any Person required under any agreements in connection with the consummation of the transactions contemplated hereby shall have been obtained prior to or at the Closing Time.

(j)         Employment Contracts. The Purchaser covenants and agrees that it will offer employment and enter into employment contracts, conditional upon the Closing, to the employees listed on Schedule 3.1(z) on terms no less favourable than the terms and conditions of their current employment with the Company. The Vendor shall be responsible for and shall indemnify and save harmless the Purchaser from any liabilities for severance and termination costs in respect of such employees who do not accept employment with the Purchaser. The Purchaser shall be responsible for severance and termination costs in respect of any of such employees terminated by the Purchaser after they commence employment with the Purchaser. The Vendor shall assume and shall indemnify the Purchaser from and against any obligations owing to or in respect of any employees up to and including the date on which such employees commence employment with the Purchaser except for severance and termination costs in the event that such employees who accept employment with the Purchaser are thereafter terminated by the Purchaser.

(k)          (intentionally blank)

(l)         Non-competition Agreements. Each of the Vendor, the Company and the Subsidiaries and their senior officers and directors will enter into a non-competition agreement with the Purchaser, substantially in the form of Schedule 5.1(l) hereto, for a period of three years covering all jurisdictions of the world provided that XML will have continuing rights to develop and market the Qube software under an OEM agreement with Xformity, Inc.

(m)         Escrow Agreement. The Vendor shall have executed and delivered to the Purchaser the Escrow Agreement in a form substantially similar to that set out in Schedule 2.3.

(n)         Bulk Sales Compliance. The Vendor shall have complied with any applicable bulk sales legislation in respect of the sale of the Assigned Assets to the Purchaser in a manner satisfactory to the Purchaser, acting reasonably;

(o)          (intentionally blank).

(p)         Resignations/Releases. At the Closing Time, the Vendor shall cause to be delivered to the Purchaser the resignations of all directors and officers of the Company together with executed releases of such directors and officers in favour of the Company.

(q)         Bluestream Agreement. Within 30 days following the execution of this Agreement, the Company shall have entered into a reseller agreement with Bluestream Database Software Corporation in form satisfactory to the Purchaser.

In case any of the foregoing conditions shall not be fulfilled or performed at or before the Closing Time to the satisfaction of the Purchaser, acting reasonably, the Purchaser in its sole discretion may terminate this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of termination in the event of the non-fulfilment or breach of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing.

5.2        Conditions Precedent to the Obligations of the Vendor. The obligations of the Vendor to complete the sale of the Assigned Assets hereunder and the other transactions contemplated hereby shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part):

(a)         Truth and Accuracy of Representations at Closing Time. All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Vendor shall have received a certificate dated the Closing Date from a senior officer of the Purchaser confirming, after due inquiry and investigation, the truth and correctness in all respects of such representations and warranties.

(b)         Performance of Covenants. The Purchaser shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)         Receipt of Closing Documentation. All documents to be delivered by the Purchaser relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings to be taken by the Purchaser on or prior to the Closing Time in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor acting reasonably, and the Vendor shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to the Vendor and their counsels including the legal opinion of Purchaser's counsel substantially in the form of Schedule 5.2(c) hereto.

(d)         Due Authorization. This Agreement and the transactions contemplated hereby shall be duly authorized by all necessary action of the board of directors of the Vendor and the Purchaser on or September 1, 2003 and, by the shareholders of the Vendor on or before October 30, 2003, subject to the provisions of Section 7.3 below and consented to in writing by Paradigm Group delivered to the Purchaser on or before September 1, 2003. .

(e)         Compliance with Regulatory Requirements and Registrations. All consents, approvals, orders and authorizations of any Persons or governmental or regulatory authorities (or registrations, declarations, filings or records with any such authorities) and all such registrations, recordings and filings with public or regulatory authorities as may be required in connection with the issuance to the Vendor of the Xenos Shares and in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Time, including, without limitation, the requisite approval by a majority of the shareholders of the Vendor obtained at a meeting duly convened and properly conducted pursuant to a definitive proxy statement filed with and approved by the United States Securities and Exchange Commission in accordance with applicable corporate and securities laws.

(f)         No Proceedings. No action or Proceeding, at law or in equity, shall be pending or threatened by any Person, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the the Assigned Assets contemplated hereby or the right of the Purchaser to own the Assigned Assets or the issue to the Vendor of the Xenos Shares contemplated hereby or the right of the Vendor to own the Xenos Shares.

(g)         Third Party Consents. All consents of any Person required under any agreements in connection with the consummation of the transactions contemplated hereby shall have been obtained prior to or at the Closing Time.

(h)         No Material Adverse Change. There shall have been no material adverse change in the affairs, assets, liabilities, condition (financial or otherwise), earnings, prospects, operations or business of the Purchaser from that shown on or reflected in the Purchaser's public filings or otherwise disclosed or required to be disclosed to Vendor under this Agreement before the date of this Agreement.

(i)         Indemnity Agreement. The Vendor and the Purchaser shall enter into an Indemnity Agreement in favour of the Purchaser relating to any litigation exposure regarding the intellectual property assets and the Company for events occurring prior to the Closing Time, substantially in the form of Schedule 5.1(h) hereto.

(j)         Vendor Indemnity Agreement. The Vendor and the Purchaser shall enter into a Vendor Indemnity Agreement in form satisfactory to counsel to the parties in favour of the Vendor relating to any obligations or liabilities arising from any contracts, agreements or other executory commitments assigned by Vendor to the Purchaser and assumed by the Purchaser pursuant to this Agreement related or arising from events, transactions or occurrences after the Closing Time.

(k)         Escrow Agreement. The Vendor and the Purchaser shall have executed and delivered an Escrow Agreement substantially in the form of Schedule 2.3 hereto.

In case any of the foregoing conditions shall not be fulfilled or performed at or before the Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may terminate this Agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to their rights of termination in the event of the non-fulfilment or breach of any other condition or conditions, any such waiver to be binding the Vendor only if the same is in writing.

ARTICLE VI
INDEMNIFICATION

6.1        Indemnification by the Vendor. The Vendor hereby agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising, directly or indirectly, out of or in connection with:

(a)         any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 6.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.4 hereto; and

(b)         any breach or non-performance by the Vendor of any covenant to be performed by it on or before the Closing Time that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

6.2        Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly, out of or in connection with:

(a)         any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with Section 6.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.4 hereto; and

(b)         any breach or non-performance by the Purchaser of any covenant to be performed by it on or before the Closing Time that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

6.3        Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "claim") in respect of which another party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim") and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Page  shall be entitled to set-off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.4        Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claims, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party all information which the Indemnified Party has relating to the Claim, together with all such other information as the Indemnifying Party may reasonably request. If all parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.5        Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at their expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties of any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnifying Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

6.6        Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be reasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

6.7        Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

ARTICLE VII
GENERAL

7.1        Public Notices. All public notices, press releases and other publicity or responses to enquiries concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Vendor and the Purchaser and no one shall act unilaterally in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of either party under applicable securities or other laws in circumstances where prior consultation with the other party is not practicable, in which case immediate notice of such disclosure shall be given to the other party.

7.2        Notices. Any notice, demand, request, consent, approval or other communication which is required or permitted to be given or made by one party to the other pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or sent by prepaid registered mail or transmitted by facsimile or other form of recorded communication tested prior to transmission addressed to the respective parties as follows:

(a) the Vendor or XML:	XML-Global Technologies, Inc.
C/O 1818 Cornwall Avenue, Suite 22
Vancouver, British Columbia
V6J 1C7
Attention: The Chief Operating Officer
Telecopier: 604-717-1107
(b) the Purchaser:	Xenos Group Inc.
95 Mural Street, Suite 201
Richmond Hill, Ontario
L4B 3G2
Attention: Mr. S. Butts
Telecopier: 905-709-1023

or to such other address as either party may from time to time advise the other party hereto by notice in writing. Every such notice so given shall be deemed to be received on the date of delivery if served personally, on the date of transmission if electronically transmitted, provided in either case that if such day is not a Business Day then the notice shall be deemed to have been received on the next following Business Day, or on the fourth Business Day following the day of mailing, if sent by mail; provided that in the event of an interruption of postal service at any time prior to the deemed receipt of any notice sent by mail, then such notice, unless earlier delivered or actually received, shall be deemed to be received on the fourth Business Day following the date of resumption of normal postal service.

7.3        Termination. This Agreement may be terminated only in the following manner and upon the following events:

by either Vendor or the Purchaser:

(i)         if both of Vendor and the Purchaser mutually consent in writing to such termination;

(ii)         if: the Closing has not been effected on or prior to the close of business on December 31, 2003;

(iii)         if, at any time prior to the Closing Date, the Purchaser in its sole discretion, is not satisfied with the results of its due diligence review of the Business and Assigned Assets;

(iv)         if either party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by the party of written notice from the other party of such failure to comply, or such shorter period as may otherwise be specified herein;

(v)         if there has been a breach of a representation, warranty, covenant or obligation of either party that gives rise to a failure of the fulfillment of a condition of a party to effect the Closing pursuant to Article 5, which breach has not been cured within ten (10) business days following receipt by the party of written notice of the breach from the other party; and

The right of any party hereto to terminate this Agreement pursuant to this Section 7.3 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. The termination of this Agreement by the Vendor or Purchaser pursuant to this clause 7.3, or any other provision of this Agreement, shall not terminate the covenants and obligations of the parties pursuant to clauses 4.4(c), 6.1, 6.2, 7.1 or 7.4 which covenants and obligations shall be deemed to continue in perpetuity.

7.4         Confidentiality. Each of the Vendor and Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party, provided that each of the Vendor and Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of the Vendor and Purchaser shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of the Vendor and Purchaser will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it obtained, or that were obtained on their behalf, from the other parties in connection with this Agreement and that are subject to such confidence.

7.5        Schedules. For all purposes of this Agreement, including limitation of representations hereunder by reason of facts listed in the Schedules hereto, each of the parties shall be deemed to be on notice for all purposes of this Agreement of each and every statement made or information described in any Schedule hereto, even if there is no express cross-reference.

7.6        Expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses") shall be paid by the party incurring such expenses.

7.7        Time of the Essence. Time shall be of the essence hereof and of each and every part hereof.

7.8        Further Assurance. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall execute and deliver to the other such further documents, instruments, papers and information as may be reasonably requested by the other in order to carry out the purpose and intent of this Agreement whether before or after the Closing.

7.9        Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom in respect of all matters arising out of this Agreement.

7.10        Counterparts and Facsimile Execution. For the convenience of the parties, this Agreement may be executed in several counterparts and by original or facsimile signature and each such counterpart when so executed shall be, and be deemed to be, an original instrument and such counterpart together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement).

7.11        Successors and Assigns. The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. This Agreement shall not be assignable by either of the parties hereto without the written consent of the other party hereto.

7.12        Waivers. The parties hereto may, by written agreement:

(a)         extend the time for the performance of any of the obligations or other acts of the parties hereto;

(b)         waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this Agreement; or

(c)         waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance of any of the parties thereto.

7.13        Joint and Several Liability. All covenants and undertakings of the Vendor hereunder shall be deemed to be covenants and undertakings of XML and each Subsidiary and the liability of the Vendor hereunder shall be deemed to be the joint and several liability of the Vendor, XML and each Subsidiary.

        IN WITNESS WHEREOF this Agreement has been executed by each of the parties as of the date first above written.

XML -Global Technologies, Inc.
per:	___________________________________ authorized signature
XML Technologies Inc.
per:	___________________________________ authorized signature
XML Global Research Inc.
per:	___________________________________ authorized signature
Xtract Informatics Inc.
per:	___________________________________ authorized signature
Xenos Group Inc.
per:	___________________________________ authorized signature